EXHIBIT 10.23

SEVENTH AMENDMENT

TO THE RESTATED AND AMENDED

ZIONS BANCORPORATION

PENSION PLAN

This Seventh Amendment to the restated and amended Zions Bancorporation Pension Plan (the “Plan”) is made and entered into this 31 day of December, 2009, by Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS the Employer has previously entered into the Plan, which Plan was restated and amended in its entirety effective January 1, 2001, and

WHEREAS the Employer has reserved the right to amend the Plan in whole or in part, and

WHEREAS the Employer now desires to amend the Plan for the purpose of conforming the Plan to the requirements of the Pension Protection Act of 2006, in order to maintain the Plan’s qualified status under the Internal Revenue Code,

NOW THEREFORE, in consideration of the foregoing premises, the Employer adopts the following amendments to the Plan (amended language is marked in bold italics):

1.	Section 1.42 is amended to add the following at the end thereof:

Whenever restrictions on benefits are imposed under Section 11.5, the Participant has a Termination of Employment prior to the date on which benefit restrictions are imposed and the Participant has elected a benefit payable in a form other than as an annuity, the Retirement Date shall be the date the Participant would have received his or her benefit had the Participant elected distribution in the form of an annuity, regardless of when actually paid.

2.	Section 5.6 is amended to add the following at the end thereof:

For any Election Period and any distribution notice issued or Election Information relative thereto provided under this Section or any other Plan Section in Plan Years beginning after December 31, 2006, any reference to a 90-day maximum notice or election period shall be changed to 180 days. Notices and Election Information given to Participants pursuant to Code §411(a)(11) in Plan Years beginning after December 31, 2006, shall include a description of how much larger benefits will be if the commencement of distributions is deferred. Notices to Participants shall include the relative values of the various optional forms of benefit, if any, under the Plan as provided in Treas. Reg. §1.417(a)-3. This provision is effective for qualified pre-retirement survivor annuity explanations first provided on or after July 1, 2004; for qualified joint and survivor annuity explanations with respect to any distribution with a Retirement Date on or after February 1, 2006; and on or after October 2, 2004, with respect to any optional form of benefit subject to the requirements of Code §417(e)(3), if the actuarial present value of that optional form is less than the actuarial present value as determined under Code §417(e)(3)).

3.	Section 5.7(a) is amended to read as follows and Section 5.7 is further amended to add a new subsection (h) to read as follows:

(a)	Spouse Option

A Spouse Option provides for a monthly payment during the Participant’s life. After the Participant’s death, a percentage of the Participant’s Retirement Income will be paid for life to the Participant’s Eligible Spouse. The percentage to be paid to the Participant’s Eligible Spouse will be 50%, 66-2/3% (for Plan Years after December 31, 2007, 75%) or 100% as elected by the Participant. The monthly payment under the Spouse Option will be equal to the Actuarial Equivalent of the amount payable under the Life Annuity form using the factors from Appendix I.

. . . .

(h)	In the event the benefit restrictions of Section 11.5 apply at the time the Participant would otherwise be eligible to elect a lump sum and prevent such an election, then any election period for the lump sum payment shall be suspended and shall commence or recommence on the earliest possible date following the date the benefit restrictions no longer prevent the Participant from electing a lump sum distribution.

4.	Section 5.9(b)(2) is amended to add the following at the end thereof:

For distributions made after December 31, 2007, an eligible retirement plan shall also mean a Roth IRA described in Code Section 408A(b).

5.	Article 5 is amended to add the following new Sections 5.15 and 5.16 at the end thereof:

5.15	Death or Disability While Performing Qualified Military Service

The Plan treats a Participant who, on or after January 1, 2007, dies or becomes disabled (as defined under the terms of the Plan) while performing qualified military service (as defined in Code §414(u)) with respect to the Employer as if the Participant had resumed employment in accordance with the Participant’s re-employment rights under USERRA, on the day preceding death or disability

(as the case may be) and terminated employment on the actual date of death or disability.

5.16	Non-spouse Beneficiary Rollover

For distributions first commencing after December 31, 2009, a non-spouse beneficiary who is a “designated beneficiary” under Code §401(a)(9)(E) and the regulations thereunder may roll over by a direct trustee-to-trustee transfer (“direct rollover”), all or any portion of his or her distribution to an Individual Retirement Account (IRA) the beneficiary establishes for purposes of receiving the distribution. In order to be able to roll over the distribution, the distribution must otherwise satisfy the definition of an “eligible rollover distribution” under Code §401(a)(31) and the provisions of Section 5.9 and this Section.

(a) If a non-spouse beneficiary receives a distribution from the Plan, the distribution will not be eligible for a 60-day (non-direct) rollover.

(b) If the Participant’s named beneficiary is a trust, the Plan may make a direct rollover to an IRA on behalf of the trust, provided the trust satisfies the requirements to be a designated beneficiary within the meaning of Code §401(a)(9)(E).

(c) A non-spouse beneficiary may not roll over an amount that is a required minimum distribution, as determined under applicable Regulations and other guidance. If the Participant dies before his or her required beginning date and the non-spouse beneficiary rolls over to an IRA the maximum amount eligible for rollover, the beneficiary may elect to use either the five-year rule or the life expectancy rule, pursuant to Treas. Reg. §1.401(a)(9)-3, Q&A-4(c), in determining the required minimum distributions from the IRA that receives the non-spouse beneficiary’s distribution.

6.	Article 11 is amended to add a new Section 11.5, effective January 1, 2008, to read as follows:

11.5	Benefit Restrictions Due to Application of Code §436.

Effective for Plan Years commencing after December 31, 2007, this Section shall take precedence over any contrary Plan provisions.

(a)	Application.

This Section shall apply so long as the Plan is not a multi-employer plan within the meaning of Code §414(f) and is not maintained pursuant to one or more collective bargaining agreements between employee representatives and one or more employers. For purposes of this subsection, the term Plan shall include any predecessor plan. To the extent required the provisions of Code §436 and all regulations thereunder are incorporated herein by reference. If the Plan has a valuation date other than the first day of the Plan Year, the provisions of Code §436 and this Section will applied in accordance with regulations.

(b)	Funding-Based Limitation on Shutdown Benefits and Other Unpredictable Contingent Event Benefits.

(1)	In general. If a Participant is entitled to an “unpredictable contingent event benefit” payable with respect to any event occurring during any Plan Year, then the benefit may not be provided if the “adjusted funding target attainment percentage” for the Plan Year

(A)	is less than 60% or

(B)	would be less than 60% taking into account the occurrence.

(2)	Exemption. Paragraph (1) shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code Section 430) equal to:

(A)	in the case of (b)(1)(A) above, the amount of the increase in the funding target of the Plan (under Code §430) for the Plan Year attributable to the occurrence referred to in paragraph (1), and

(B)	in the case of (b)(1)(B) above, the amount sufficient to result in an “adjusted funding target attainment percentage” of 60%.

(3)	Unpredictable contingent event benefit. For purposes of this subsection, the term “unpredictable contingent event benefit” means any benefit payable solely by reason of:

(A)	a plant shutdown (or similar event, as determined by the Secretary of the Treasury), or

(B)	an event other than the attainment of any age, performance of any service, receipt or derivation of any compensation, or occurrence of death or disability.

(c)	Limitations on Plan Amendments Increasing Liability for Benefits

(1)	In general. No amendment that has the effect of increasing liabilities of the Plan by reason of increases in benefits, establishment of new benefits, changing the rate of benefit accrual, or changing the rate at which benefits become nonforfeitable may take effect during any Plan Year if the adjusted funding target attainment percentage for the Plan Year is:

(A)	less than 80% or

(B)	would be less than 80% taking into account the amendment.

(2)	Exemption. Paragraph (c)(1) shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year (or if later, the effective date of the amendment), upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code §430) equal to:

(A)	in the case of paragraph (c)(1)(A) above, the amount of the increase in the funding target of the Plan (under Code §430) for the Plan Year attributable to the amendment, and

(B)	in the case of paragraph (c)(1)(B) above, the amount sufficient to result in an adjusted funding target attainment percentage of 80%.

(3)	Exception for certain benefit increases. Paragraph (c)(1) shall not apply to any amendment that provides for an increase in benefits under a formula that is not based on a Participant’s Compensation, but only if the rate of such increase is not in excess of the contemporaneous rate of increase in average wages of Participants covered by the amendment.

(d)	Limitations on Accelerated Benefit Distributions

(1)	Funding percentage less than 60%. If the Plan’s adjusted funding target attainment percentage for a Plan Year is less than 60%, then the Plan may not pay any “prohibited payment” after the valuation date for the Plan Year.

(2)	Bankruptcy. During any period in which the Employer is a debtor in a case under Title 11 of the United States Code, or similar Federal or State law, the Plan may not pay any “prohibited payment.” The preceding sentence shall not apply on or after the date on which the enrolled actuary of the Plan certifies that the adjusted funding target attainment percentage of the Plan is not less than 100%.

(3)	Limited payment if percentage at least 60% but less than 80% percent.

(A)	In general. If the Plan’s adjusted funding target attainment percentage for a Plan Year is 60% or greater but less than 80%, then the Plan may not pay any “prohibited payment” after the valuation date for the Plan Year to the extent the amount of the payment exceeds the lesser of:

(i)	fifty percent (50%) of the amount of the payment that could be made without regard to this subsection, or

(ii)	the present value (determined under guidance prescribed by the Pension Benefit Guaranty Corporation, using the interest and mortality assumptions under Code §417(e)) of the maximum guarantee with respect to the participant under ERISA §4022.

(B)	One-time application.

(i)	In general. Only one “prohibited payment” meeting the requirements of subparagraph (A) may be made with respect to any Participant during any period of consecutive Plan Years to which the limitations under either paragraph (1) or (2) or this paragraph applies.

(ii)	Treatment of beneficiaries. For purposes of this subparagraph, a Participant and any Beneficiary (including an alternate payee, as defined in Code §414(p)(8)) shall be treated as one Participant. If the Accrued Benefit of a Participant is allocated to an alternate payee and one or more other persons, the amount under subparagraph (A) shall be allocated among those persons in the same manner as the Accrued Benefit is allocated unless the qualified domestic relations order (as defined in Code §414(p)(1)(A)) provides otherwise.

(4)	Exception. This subsection shall not apply for any Plan Year if the terms of the Plan (as in effect for the period beginning on September 1, 2005 and ending with such Plan Year) provide for no benefit accruals with respect to any Participant during such period.

(5)	“Prohibited payment.” For purposes of this subsection, the term “prohibited payment” means:

(A)	any payment in excess of the monthly amount paid under a single life annuity (plus any Social Security supplements described in the last sentence of Code §411(a)(9)) to a Participant or Beneficiary whose Annuity Starting Date occurs during any period a limitation under paragraph (d)(1) or (2) is in effect,

(B)	any payment for the purchase of an irrevocable commitment from an insurer to pay benefits, and

(C)	any other payment specified by the Secretary by Regulations.

“Prohibited payment” shall not include the payment of a benefit that under Code §411(a)(11) may be immediately distributed without the consent of the Participant.

(e)	Limitation on Benefit Accruals for Plans with Severe Funding Shortfalls.

(1)	In general. If the Plan’s adjusted funding target attainment percentage for a Plan Year is less than 60%, benefit accruals under the Plan shall cease as of the valuation date for the Plan Year.

(2)	Exemption. Paragraph (e)(1) shall cease to apply with respect to any Plan Year, effective as of the first day of the Plan Year, upon payment by the Employer of a contribution (in addition to any minimum required contribution under Code §430) equal to the amount sufficient to result in an adjusted funding target attainment percentage of 60%.

(3)	Temporary modification of limitation. In the case of the first Plan Year beginning during the period beginning on October 1 ,2008, and ending on September 30, 2009, the provisions of (e)(1) above shall be applied by substituting the Plan’s adjusted funding target attainment percentage for the preceding Plan Year for the percentage for the Plan Year, but only if the adjusted funding target attainment percentage for the preceding year is greater.

(f)	Rules Relating to Contributions Required to Avoid Benefit Limitations.

(1)	Security may be provided:

(A)	In general. For purposes of this section, the adjusted funding target attainment percentage shall be determined by treating as an asset of the Plan any security provided by the Employer in a form meeting the requirements of subparagraph (B).

(B)	Form of security. The security required under subparagraph (A) shall consist of:

(i)	a bond issued by a corporate surety company that is an acceptable surety for purposes of ERISA §412,

(ii)	cash or United States obligations that mature in three years or fewer, held in escrow by a bank or similar financial institution, or

(iii)	such other form of security as is satisfactory to the Secretary and the parties involved.

(C)	Enforcement. Any security provided under subparagraph (A) may be perfected and enforced at any time after the earlier of:

(i)	the date on which the Plan terminates;

(ii)	if there is a failure to make a payment of the minimum required contribution for any Plan Year beginning after the security is provided, the due date for the payment under Code §430(j); or

(iii)	if the adjusted funding target attainment percentage is less than 60% for seven consecutive years, the valuation date for the last year in the period.

(D)	Release of security. The security shall be released (and any amounts thereunder shall be refunded together with any interest accrued thereon) at such time as the Secretary may prescribe in Regulations, including Regulations for partial releases of the security by reason of increases in the adjusted funding target attainment percentage.

(2)	Pre-funding balance or funding standard carryover balance may not be used. No pre-funding balance or funding standard carryover balance under Code §430(f) may be used under subsection (b), (c), or (e) to satisfy any payment an Employer may make under any such subsection to avoid or terminate the application of any limitation under such subsection.

(3)	Deemed reduction of funding balances:

(A)	In general. Subject to subparagraph (B), in any case in which a benefit limitation under subsection (b), (c), (d), or (e) would (but for this subparagraph and determined without regard to subsection (b)(2), (c)(2), or (e)(2)) apply to the Plan for the Plan Year, the Employer shall be treated for purposes of this Section 19.5 as having made an election under Code §430(f) to reduce the pre-funding balance or funding standard carryover balance by the amount necessary for the benefit limitation not to apply to the Plan for the Plan Year.

(B)	Exception for insufficient funding balances. Subparagraph (A) shall not apply with respect to a benefit limitation for any Plan Year if the application of subparagraph (A) would not result in the benefit limitation not applying for such Plan Year.

(g)	Presumed Underfunding for Purposes of Benefit Limitations.

(1)	Presumption of continued underfunding. In any case in which a benefit limitation under subsection (b), (c), (d), or (e) has been applied to a Plan with respect to the Plan Year preceding the current Plan Year, the adjusted funding target attainment percentage of the Plan for the current Plan Year shall be presumed to be equal to the adjusted funding target attainment percentage of the Plan for the preceding Plan Year until the enrolled actuary of the Plan certifies the actual adjusted funding target attainment percentage of the Plan for the current Plan Year.

(2)	Presumption of underfunding after 10th month. In any case in which no certification of the adjusted funding target attainment percentage for the current Plan Year is made with respect to the Plan before the first day of the 10th month of such year, for purposes of subsections (b), (c), (d), and (e), such first day shall be deemed, for purposes of such subsection, to be the valuation date of the Plan for the current Plan Year and the Plan’s adjusted funding target attainment percentage shall be conclusively presumed to be less than 60% as of the first day.

(3)	Presumption of underfunding after 4th month for nearly underfunded plans. In any case in which:

(A)	a benefit limitation under subsection (b), (c), (d), or (e) did not apply to a Plan with respect to the Plan Year preceding the current Plan Year,

but the adjusted funding target attainment percentage of the Plan for the preceding Plan Year was not more than 10 percentage points greater than the percentage that would have caused the subsection to apply to the Plan with respect to the preceding Plan Year, and

(B)	as of the first day of the 4th month of the current Plan Year, the enrolled actuary of the Plan has not certified the actual adjusted funding target attainment percentage of the Plan for the current Plan Year, until the enrolled actuary so certifies, the first day shall be deemed, for purposes of the subsection, to be the valuation date of the Plan for the current Plan Year and the adjusted funding target attainment percentage of the Plan as of such first day shall, for purposes of the subsection, be presumed to be equal to 10 percentage points less than the adjusted funding target attainment percentage of the Plan for the preceding Plan Year.

(h)	Treatment of Plan as of Close of Prohibited or Cessation Period. Payments and accruals will resume effective as of the day following the close of the period for which any limitation of payment or accrual of benefits under subsection (d) or (e) applies. Nothing in this subsection shall be construed as affecting the Plan’s treatment of benefits that would have been paid or accrued but for this Section 19.5.

(i)	Definitions.

(1)	“Funding target attainment percentage” shall have the same meaning given that term by Code §430(d)(2), except as otherwise provided herein. However, in the case of Plan Years beginning in 2008, the funding target attainment percentage for the preceding Plan Year may be determined using such methods of estimation as the Secretary may provide.

(2)	“Adjusted funding target attainment percentage” means the funding target attainment percentage that is determined under paragraph (1) by increasing each of the amounts under subparagraphs (A) and (B) of Code §430(d)(2) by the aggregate amount of purchases of annuities for employees other than Highly Compensated Employees that were made by the Plan during the preceding two Plan Years.

(3)	Application to plans that are fully funded without regard to reductions for funding balances.

(A)	In general. If in any Plan Year the funding target attainment percentage is 100% or more (determined and without regard to the reduction in the value of assets under Code §430(f)(4)), the funding target attainment percentage for purposes of paragraphs (1) and (2) shall be determined without regard to the reduction.

(B)	Transition rule. Subparagraph (A) shall be applied to Plan Years beginning after 2007 and before 2011 by substituting for 100% the applicable percentage determined in accordance with the following table:

In the case of Plan Year	The applicable percentage is:
2008	92%
2009	94%
2010	96%

(C)	Subparagraph (B) shall not apply with respect to any Plan Year beginning after 2008 unless the funding target attainment percentage (determined without regard to the reduction in the value of assets under Code §430(f)(4)) of the Plan for each preceding Plan Year beginning after 2007 was not less than the applicable percentage with respect to such preceding Plan Year determined under subparagraph (B).

1.	This Seventh Amendment shall be effective for the Plan Year commencing January 1, 2007, and for Plan Years commencing after that date, unless another effective date is specified therein.

2.	In all other respects the Plan is ratified and approved.

IN WITNESS WHEREOF, the Employer has caused this Seventh Amendment to the Plan to be duly executed as of the date and year first above written.

“EMPLOYER”

ZIONS BANCORPORATION

By:	/s/ Diana M. Andersen
Name:	Diana M. Andersen
Title:	SVP & Director of Corp. Benefits